NEWS RELEASE NEWS RELEASE NEWS RELEASE


For information, contact: Tom Gelston, Director, Investor Relations at (203) 222-5943


                     TEREX CORPORATION ANNOUNCES PRICING OF
                    $300 MILLION OF SENIOR SUBORDINATED NOTES


         WESTPORT, CT, November 10, 2003 - Terex Corporation (NYSE: TEX) today announced that it priced $300,000,000 principal amount of Senior Subordinated Notes due 2014. The notes will be issued with a coupon of 7.375% and will have a yield to maturity of 7.5%. Terex intends to use the net proceeds from the offering to prepay the remaining $200,000,000 in principal amount outstanding of its 8.875% Senior Subordinated Notes due 2008 and to prepay approximately $100,000,000 of its existing bank term loans. Terex also intends to prepay an additional $100,000,000 of its existing bank term loans with cash on hand. The result of these transactions will be to reduce total debt by $100,000,000. In addition, $200,000,000 in principal amount of the Notes will be swapped to a floating rate similar to that paid by Terex under its existing credit facility. The transactions are expected to close during the fourth quarter of 2003. Terex will take a pre-tax charge of approximately $5,500,000 in the fourth quarter due to the early retirement of existing debt.

         In connection with the offering of the new Notes, Terex is seeking to amend its existing bank credit facility. The closing of the Notes offering is conditioned upon Terex gaining approval of the amendment to its bank credit facility. Terex expects that the amendment will, among other things, permit the redemption of the 8.875% Senior Subordinated Notes due 2008 with proceeds from this offering, allow for the repurchase of Terex's 10.375% Senior Subordinated Notes due 2011 on or after April 1, 2006, and modify certain financial covenants for the second half of 2004 and 2005.

         It is intended that Terex Corporation will offer these Senior Subordinated Notes pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended (the "Act"), and that they will not initially be registered under the Act. Accordingly, these Senior Subordinated Notes will not be able to be offered or sold in the United States absent registration under the Act or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities of Terex Corporation.

         Terex Corporation is a diversified global manufacturer based in Westport, Connecticut, with 2002 revenues of $2.8 billion. Terex is involved in a broad range of construction, infrastructure, recycling and mining-related capital equipment under the brand names of Advance, American, American Truck, Amida, Atlas, Bartell, Bendini, Benford, Bid-Well, B.L. Pegson, Canica, Cedarapids, Cifali, CMI, Coleman Engineering, Comedil, CPV, Demag, Fermec, Finlay, Franna, Fuchs, Genie, Grayhound, Hi-Ranger, Italmacchine, Jaques, Johnson-Ross, Koehring, Load King, Lorain, Marklift, Matbro, Morrison, Muller, O&K, Peiner, Powerscreen, PPM, Re-Tech, RO, Royer, Schaeff, Simplicity, Square Shooter, Tatra, Telelect, and Terex. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

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                                Terex Corporation
           500 Post Road East, Suite 320, Westport, Connecticut 06880
          Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com